 AFL CIO 485BPOS

Exbibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective No. 69 to the Registration Statement of AFL-CIO Housing Investment Trust (Form N-1A; File No. 811-03493) of our report dated February 22, 2017 on the financial statements and financial highlights of AFL–CIO Housing Investment Trust included in the Annual Report to shareholders for the year ended December 31, 2016.

/s/ Ernst & Young, LLP

McLean, Virginia
April 27, 2017